EXHIBIT 99.1

Turner Announces Acquisition of Veteran-Owned American Parking Control

HOUSTON, Texas - 02-14-19 - NASDAQ Announcement - Turner Valley Oil and Gas, Inc. (the “Company”) (OTC: TVOG), a company focused on capitalizing on technology-forward American infrastructure expansion, is pleased to announce that Turner has completed an acquisition agreement with O&S Builders, Inc. dba American Parking Control (“APC”), an all-encompassing construction services company located in Houston, Texas.

HIGHLIGHTS OF THE TRANSACTION INCLUDE:

●	APC is a full service construction company in business since 1984 with over 17 employees.
●	Principal owner William O’Connor has an extensive background in regards to mega infrastructure projects with Bechtel, one of the largest private engineering and contracting companies in the world.
●	APC annual revenues for 2016 were $1,608,566.90, $2,949,008.76 for 2017, and $3,098,999.44 for 2018.
●	Revenue for 2018 was lower than anticipated due to inclement weather that delayed jobs. Much of that revenue and accounts payable will be realized in 2019.
●	Estimated run-rate for 2019 is forecasted to be $5MM and EBITDA with an average of 10% margin.

Turner CEO Steve Helm stated, ”This most recent acquisition agreement with APC brings another building block to the technology forward infrastructure company we are constructing here at Turner. We could not be happier with the company and the excellent management that comes along with this transaction. This is now the third acquisition agreement that TVOG has completed and we are diligently working on adding some truly game-changing and disruptive acquisitions to the TVOG fold that we are confident the investment community will be excited about”.

ACQUISITION

Turner has structured the acquisition to include the purchase of all of the shares of APC to be owned as a wholly owned subsidiary. TVOG will audit the books of the company and complete a detailed business plan to support continuous operation and growth as a condition of closing. The Company will use its Preferred Stock for a portion of the acquisition and will also sell Preferred Stock to investors in conjunction with its investment banking advisor currently being engaged as well as initial capital provided by GHS Investments, LLC. The transaction includes Preferred Stock and investment capital in order to expand its clients and grow revenue. This structure protects both insider and retail investors from dilution to Turner’s common stock structure. Specific details of the transaction can be found with the 8K Filing released in conjunction with this press release.

CLOSING CONDITIONS

Following this initial closing announcement, subsequent events will include Turner filing a Form 10 or S1 registration, which includes 10 K and 8 K filings with the SEC. This will meet all registered and fully reporting standards and a result, Turner will meet the qualifications needed for it to be an OTCQB, fully filing company. These are important steps that in addition to Turner’s recent Nasdaq system registration, will aid in Turner’s plan to uplist to a higher exchange. In addition, closing conditions include transfer of assets, release of escrowed funds, appointment of a new Board of directors and management, and an updated corporate website.

About Turner Valley Oil and Gas, Inc.

Turner (OTC:TVOG) is a solutions provider of innovative infrastructure solutions, services and differentiated infrastructure-related technologies to the U.S. infrastructure industry. The company is focused on the Services, Supply Chain and Technologies segments with plans to operate a wide range of businesses including road and highway pavement companies, supply chain related and technology/R&D companies that provide innovative solutions for the construction, maintenance and repair, support, transportation and technologies throughout the U.S. For more information: http://TVOGInc.com

About American Parking Control

American Parking Control, a veteran-owned, comprehensive construction company, has proudly served the Houston area since 1984. They recognize the importance of maintaining APC’s long tradition of outstanding customer service. Many of their customers are schools and universities with high standards and precise specifications, and APC believes that their satisfaction with their work is a testament to its quality. The company specializes in a range of commercial, public sector, and industrial construction services—including installing complex foundations, asphalt and concrete paving. They do sealcoating, storm sewer installation, soil stabilization, land clearing, and regrading. For more information: https://www.americanparkingcontrol.com

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Key Links:

OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile

Disclaimer: http://tvoginc.com/index.php/contactus/disclaimer/

Contacts:

Steve Helm, CEO

Turner Valley Oil And Gas, Inc.

Address: 1600 West Loop South, Suite 1600, Houston, Texas 77027

Phone: 1-713-588-9453

Email: info@TVOGinc.com

Website: http://TVOGInc.com